EXHIBIT 99.1

            ORGANITECH USA INC., ANNOUNCES MOU WITH KATZIR FUND FOR
                            INVESTMENT OF $3 MILLION

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Yokneam, Israel - February 7, 2007. Organitech USA Inc., (ORGT.PK) announced today that it entered into an MOU with Keren Katzir Debenture for Investment Ltd., an Israeli investment company ("Katzir") for the investment of $3 million in the Company.

Pursuant to the MOU, Katzir will invest $3 million in the Company in consideration for shares of the Company's common stock equal to 30% of the Company's fully-diluted share capital (post-investment). Katzir will also be granted a number of warrants to purchase shares of the Company's common stock which will ensure that in the event that any of the existing warrants or options are exercised, Katzir's post-closing shareholding will be maintained. The terms of the warrants will mirror the terms of all the Company's existing options and warrants.

The Company has also agreed under the MOU that Katzir shall be entitled to nominate the chairman of the Company's board of directors and additional 3 directors, in accordance with the Company's certificate of incorporation. The number of directors on the Company's board of directors will be increase to 9. Three of the Company's current directors will resign from the board upon the closing of the transaction, in order to facilitate Katzir's right of nomination.

The parties anticipate that the investment will be completed within 9 weeks, and has agreed to a no-shop restriction for that period, however the Company will be permitted to continue seeking an investment or bridge financing for up to $500,000.

The consummation of the transaction is subject to the completion of a due diligence review of the Company and its business, the execution of definitive documentation and other customary conditions, including receipt of third party and regulatory approvals.

Mrs. Heli Ben-Nun, the Company's CEO said: "We are delighted with the signing of the MOU. Our hydroponics products which employ the most advanced technologies in the industry are aimed at meeting the ever-growing needs of the fresh-produce market in an era of increasing production costs diminishing resources. This investment, will allow us to increase our global marketing efforts, while further improving our technology."

"We see Katzir as a strategic partner, due to the expertise and proven capabilities of its partners. The new investment, along with our existing and prospective customers gives us confidence in our ability to realize the emerging opportunities."

Mr. Yosi Hevron, a partner in Katzir said:" We have every confidence in the company and its management and hope to finalize the investment as soon as possible. We believe that together we will increase the company's value for its shareholders".


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OrganiTech (NASDQ: ORGT.PK) is a pioneer and world leader in the supply of
High-Tech hydroponics growing factoriesand hydroponics greenhouses, enabling the growth of lettuce, leafy vegetables, herbs and other plants, in a highly economic, automated and clean environment, while producing extremely high yields, maintaining low production costs and making optimal use of resources such as water, energy, labor and land. Our leading product, the GrowTech2500, backed with its patented and proprietary know-how (US patents No. 6243987 and 6508033, and in process applications in Europe and Canada), is capable of producing over the course of a year up to 6 million lettuce heads - 25-30 times more than traditional outdoor soil-based cultivation methods and 5-7 times more than conventional greenhouse yields. Moreover, with the long-distance transportation cost of lettuce and leafy vegetables becoming increasingly high due to increased cost of energy, our GrowTech2500 enables both local growers and importers of leafy vegetables to engage in cost-effective localization of agriculture production near the point of sale, while competing with cheap local/imported products.

Founded in July 2006 by Mr. Rami Mandola, Katzir is a large private equity fund traded on the Tel Aviv Stock Exchange managing hundreds of millions of dollars in capital which are principally targeted for strategic investments in industries operated by Israel's Kibbutz movement. Katzir's management team has extensive industrial and financial experience and during 2006 invested approximately $16 million in four Israeli industrial companies operated by the Kibbutz movement.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words "targets", "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the investment disclosed in this press release, or the plans, intentions or expectations disclosed in our forward-looking statements and readers should not place undue reliance on the forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the investment disclosed in this press release, or the other plans, intentions and expectations disclosed in the forward-looking statements made in this press release. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. We are subject to the risks and uncertainties described in our filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

FOR INVESTMENT AND MEDIA INQUIRIES, CONTACT:

YARON SHALEM
+972-4-9937896